Exhibit 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

May 4, 2015

Inogen, Inc.

326 Bollay Drive

Goleta, California 9311

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Inogen, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 762,373 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Equity Incentive Plan and 179,069 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Employee Stock Purchase Plan (collectively, such plans are referred to herein as the “Plans” and such shares are referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.